SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the Securities Exchange of 1934



                        Date of Report November 12, 1996


                                    DCX, Inc.
             (Exact name of registrant as specified in its charter)



Colorado                           0-14273                     84-0868815
(State of                        (Commission                  (IRS Employer
incorporation)                   File Number)               Identification No.)



3002 North State Highway 83, Franktown, CO                      80116-0569
(Address of principal executive offices)                       (Zip Code)



        Registrant's telephone number, including area code (303) 688-6070





                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5, Other Events.

Designation of Series A Preferred Stock.

On November 12, 1996, the Company received official notice of the acceptance of the filing of an amendment to its Articles of Incorporation on November 6, 1996 to designate a Series A 6% Cumulative Convertible Redeemable Preferred Stock par value $.001 ("Series A Preferred"), out of a part of its class of authorized preferred stock. The number of shares of Series A Preferred Stock shall be 1,000,000. The Series A Preferred do not have voting rights and have a liquidation preference over the common stock.

The Amendment to the Articles of Incorporation is attached to this Report as Exhibit A, and sets forth the relative rights, designations, and preferences of the Series A Preferred.

Item 7. Financial Statements and Exhibits.

Exhibit
Number        Exhibit                                                   Page
------        -------                                                   ----

3.2c        Articles of Amendment  to the Articles                       4
            of Incorporation of DCX, Inc.

Item 9. Sales of Equity Securities Pursuant to Regulation S.

On November 12, 1996, the Company sold a total of 500 shares of Series A 6% Cumulative Convertible Redeemable Preferred Stock par value $.001 ("Series A Preferred"), pursuant to Regulation S. The total offering price was $500,000. First Capital Partners, Inc., Atlanta, GA, acted as the Company's placement agent for the transaction. The sale was made in a private offshore transaction to two non US funds who represented to the Company that they were sophisticated investors.

Terms of the Series A Preferred provide for cumulative dividends at a 6% annual interest rate payable when, as and if declared, payable in cash or, at the option of the Company, in additional shares of Series A Preferred at the rate of one share of Series A Preferred for each $1,000 of such dividend not paid in cash. The dividends are cumulative whether or not earned. The Series A Preferred has a stated value of $1,000 per share. The Series A Preferred do not have voting rights.

Shares of Series A Preferred Stock have the following conversion rights:

(a) Each holder of shares of Series A Preferred Stock shall have the right at any time and from time to time after forty (40) days from the date on which a share of Series A Preferred Stock was issued, to convert some or all such share into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the Conversion Rate provided in Paragraph (b) below (the "conversion Rate").

(b) The number of shares Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (I) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be equal to the lessor of: (I) the average of the Closing Bid Price (as hereinafter defined) of the Corporation's

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

Common Stock for the five (5) trading days immediately preceding the date of issuance of the Series A Preferred Stock; and (ii) seventy five percent (75%) of the average of the Closing Bid Price for the five trading days immediately preceding the conversion of the Series A Preferred Stock. The Closing Bid Price shall mean the Closing bid price of the Corporations Common Stock as reported by NASDAQ (or if not reported by NASDAQ as reported by such other exchange or market where traded..

The Series A Preferred is subject to mandatory conversion two years after the date of issue.

The Company paid a commission of ten percent of the total offering price, and agreed to issue to First Capital Partners warrants to purchase 36,281 shares of the Company's no par value common stock. The warrants are exercisable until November 12, 1998, with an exercise price of $1.875 per share. the holders of the warrants, and the holders of the 500 shares of Series A Preferred each have a demand and piggy back registration right if necessary to permit the public sale of the underlying common stock.

The private sale of the Series A Preferred was exempt from registration under Regulation S. The sale was made in an offshore transaction to non US persons, and the purchasers made representations to the Company regarding their status and actions necessary to comply with Regulation S.

Change in Litigation Status. The Company reports that its attorney received word from the United States Supreme Court that the Company's petition for certiorari in the matter of the third terminated contract was denied. While the Company previously had recorded a reserve of $521,000.00 during its third fiscal quarter for the potential loss associated with this possibility, it is further evaluating the effect of this denial on its financial statements which could be material. The Company expects to be requested to reimburse the reprocurement costs and may be presented with claims from certain vendors on the contract for unreimbursed costs related to unfinished goods and services related to the contract but not delivered to the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 DCX, Inc.
                                                (Registrant)


November 27, 1996                  /S/   FREDERICK G. BEISSER
                                       -----------------------------------------
                                               (Signature)
                                            Frederick G. Beisser
                                  Secretary, Treasurer & Chief Financial Officer

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